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                                                                    Exhibit 99.1

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PRESS RELEASE                                        CB Richard Ellis, Inc.
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                                                     Los Angeles Downtown Office
                                                     200 North Sepulveda Blvd.
                                                     Suite 300
                                                     Los Angeles, CA 90245
                                                     www.cbrichardellis.com
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FOR IMMEDIATE RELEASE -- 13 November 2000

For further information:

Joseph Fitzpatrick
CB Richard Ellis
213 683.4317

CB Richard Ellis Services, Inc. Receives Buyout Offer From Investment Group Led by Blum Capital Partners Valuing the Company at $740 Million

Los Angeles, CA (13 November 2000):
CB Richard Ellis Services, Inc (NYSE:CBG) announced today it received a proposal from an investor group led by Blum Capital Partners, L.P. to purchase all of CB Richard Ellis' outstanding common stock for a cash purchase price of $15.50 per share. The proposal values the company at $740 million, including approximately $400 million of debt of CB Richard Ellis that would be refinanced or assumed.

In addition to Blum Capital, the investor group is comprised of Ray Wirta, CB Richard Ellis' Chief Executive Officer; Brett White, Chairman of the Americas for CB Richard Ellis; Freeman Spogli & Co.; Fred Malek, a director of the company; and the Koll Holding Company, which is controlled by Don Koll, also a director of CB Richard Ellis. The investor group currently owns approximately 38% of CB Richard Ellis' outstanding common stock. According to the proposal, the investor group intends to offer employees of CB Richard Ellis the opportunity to participate as equity investors in the company.

The Board of Directors for CB Richard Ellis has formed a Special Committee, which has been granted authority to accept or reject the Blum proposal and to consider other proposals or alternatives for the company. The proposal is subject to approval by CB Richard Ellis' Board of Directors and stockholders, receipt of required debt financing, modification of the terms of CB Richard Ellis' senior subordinated notes to permit the proposed transaction, confirmatory legal due diligence and other customary conditions.

About CB Richard Ellis
CB Richard Ellis, headquartered in Los Angeles, has 250 principal offices in 37 countries and 10,000 employees worldwide. CB Richard Ellis manages a portfolio of 422 million square feet of property in the Americas and 600 million square feet worldwide. The company placed over $7 billion of commercial debt and $15 billion of equity. 1999 revenues were $1.2 billion. For more information about CB Richard Ellis, visit the company's website at www.cbrichardellis.com.
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About Blum Capital Partners
Blum Capital is a leading private equity and strategic block investment firm with approximately $3.8 billion of equity capital under management, including through affiliates. Blum Capital was founded 25 years ago and has invested in a wide variety of businesses in partnership with management teams to create long-term value.

                                    -more-

                  N A V I G A T I N G   A   N E W   W O R L D
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CB Richard Ellis Press Release
13 November 2000


About Freeman Spogli & Co.
Freeman Spogli & Co. is a private investment firm that invests together with management in companies positioned for growth. Since 1983, the firm has invested over $1.7 billion in 34 companies with aggregate enterprise values of more than $11 billion.

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